EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Agreement, executed on April 22, 2013 to become effective on June 1, 2013 (the “effective date”), by and between TEXAS INDUSTRIES, INC., a Delaware corporation (hereinafter referred to as the “Company”), and MEL G. BREKHUS (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, Employee is the President and Chief Executive Officer of the Company and a member of its Board of Directors; and

WHEREAS, Employee and the Company have previously entered into the Employment Agreement dated as of April 14, 2010 (the “Prior Agreement”) that expires on May 31, 2013; and

WHEREAS, the Company is desirous of insuring the retention of Employee’s services, on the terms and conditions herein set forth, and Employee is willing to render such services; and

WHEREAS, Employee and the Company desire this Agreement to become effective immediately upon the expiration of the Prior Agreement;

NOW, THEREFORE, the Company and the Employee, in consideration of the premises and promises each to the other herein contained, have agreed and do hereby agree and covenant as follows:

1.           Services

The Company agrees to employ the Employee as an executive of the Company from the effective date hereof through May 31, 2016 (the “term” hereof), and the Employee agrees to serve the Company in such capacity during such term. Employee agrees to devote all of his time and attention during normal business hours during such term to the business and affairs of the Company, its subsidiaries and affiliates; to serve as a Director of the Company and/or one or more of its subsidiaries or affiliates if elected as such and to hold the offices with the Company and/or its subsidiaries or affiliates to which, from time to time, he may be elected or appointed during said period. Employee shall have the duties and responsibilities normally appurtenant to the office of the President and Chief Executive Officer.

Employee agrees not to engage in any line of work or endeavor which might detract from his full attention to his duties hereunder, without obtaining in any such case the prior approval of the Board of Directors of the Company.

2.           Compensation

(a)           During the term hereof, the Company agrees to compensate Employee for his services as follows:

(i)           Base Annual Compensation. Employee shall receive a base salary at the rate of $700,000 per annum payable in periodic installments in accordance with the Company’s payroll practices and procedures.

(ii)           Incentive Compensation.  Employee shall participate in the Company’s Annual and Three-Year Incentive Plans as established from time to time by the Compensation Committee of the Board of Directors and approved by the Board of Directors.

(iii)           Participation in Equity and Equity-Based Plans. Employee shall participate in any plan established by the Company to permit employees to participate in the appreciation in value of the common stock of the Company.

 (v) Deferral of Payment of Incentive-Based Compensation.   Notwithstanding any other provision of this Agreement, if Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), would limit the Company’s deduction of any portion of Employee’s base annual compensation and incentive compensation if it were paid to Employee, then payment of the nondeductible portion of any incentive compensation shall be deferred by the Company until the deductibility is not limited.  The Company shall defer such payment only if and to the extent that such deferral and payment will comply with the provisions of Section 409A of the Code and applicable regulations and guidance thereunder.  Any amounts deferred pursuant to the comparable provision of any prior employment agreement shall be paid as provided in such prior agreement, provided that if any such amounts were subject to Section 409A of the Code, such provision shall be administered and interpreted in a manner that complies with the requirements of Code Section 409A so such payments will not be subject to the taxes imposed by Code Section 409A.The deferred amount will bear simple interest until paid, initially at the U.S. Treasury Bill rate for Treasury Bills with a three month maturity on the date such payment is deferred, and thereafter adjusted on the first day of each fiscal quarter of the Company to the rate for such Treasury Bills on the last day of the preceding fiscal quarter.  Upon payment of any portion of the deferred amount the interest thereon will be paid at the same time and in the same form as the deferred amount is paid.

(b)           Nothing in this Agreement is intended to prevent or limit the right of Employee to participate or share in any group life, health or similar insurance program or any retirement, pension plan or other benefit program properly established for the benefit of employees of the Company.  Nor shall anything in this Agreement prevent the Company from increasing the compensation to be paid Employee for his services hereunder in the event the Board of Directors shall deem it advisable to do so in order to fully compensate Employee for such services, but nothing herein contained shall obligate the Company to make any such increases.

3.           Early Termination

(a)           In the event Employee’s service is terminated for any reason after the consummation during the term of this Agreement of a Change in Control, as defined in the Change in Control Severance Agreement between the Company and Employee dated April 24, 2006 (as it may be amended from time to time), the Agreement Not to Compete set forth in paragraph 4 below and any provision relating to non-competition applicable to Employee's right to receive retirement benefits under the Company's Executive Financial Security Plan shall be deemed waived by the Company.

(b)           In the event Employee’s service is terminated by the Company for a reason other than (i) cause, or (ii) an event triggering payment to Employee under the agreement referred to in subparagraph (a) above, Employee shall be paid an amount equal to the total compensation earned in the fiscal year immediately preceding the fiscal year in which such termination occurs.  Such payment shall be made on the first business day that is six months and one day after Employee’s separation from service.  For the purpose of this subparagraph (b), “cause” shall mean any action involving willful malfeasance or gross negligence or gross nonfeasance.

4.           Agreement Not to Compete

Except as otherwise provided in this Agreement, Employee agrees that in the event his employment with the Company is terminated for any reason whatsoever, Employee shall not, for a period of two (2) years after the date of such termination of employment, directly or indirectly, carry on or conduct, within the States of Texas, California, Louisiana, Oklahoma and Colorado or other trade areas in which the Company or its subsidiaries or affiliates then operate or conduct business, in competition with the Company or its subsidiaries or affiliates, any business of the nature in which the Company or its subsidiaries or affiliates are then engaged.  Employee agrees that he will not so conduct or engage in any such business either as an individual on his own account or as a partner or joint venturer or as an employee, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a shareholder in a corporation of which he shall then own ten percent (10%) or more of any class of stock.  The provisions of this paragraph 4 shall supersede any and all non-compete provisions contained in any and all other agreements which have been entered into between Employee and the Company and shall survive the termination of this Agreement.

The Employee agrees that in the event of a breach of the terms and conditions of this paragraph 4 by the Employee, the Company shall be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against Employee, to obtain damages for any such breach, or to enjoin Employee from performing services for any competitor of the Company in violation hereof during the period for which the Employee has agreed herein not to compete with the Company after the termination of his employment with the Company.

5.           Successors and Assigns: Modifications; Entire Agreement; Section 409A

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  This Agreement shall not be modified, changed or in any way amended except by instrument in writing executed by the parties hereto.  This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and from and after the effective date of this Agreement, this Agreement shall supersede any other prior agreement or understanding, both written and oral, between the parties with respect to such subject matter.  All payments and benefits to be provided under this Agreement are intended to be exempt from or to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, in order to not be subject to any additional tax arising pursuant thereto, and this Agreement will be interpreted in a manner consistent with such intent.

ATTEST:		TEXAS INDUSTRIES, INC.

By	/s/ Frederick G. Anderson	By	/s/ Thomas R. Ransdell
	Frederick G. Anderson, Secretary		Thomas R. Ransdell, Chairman Compensation Committee of the Board of Directors

EMPLOYEE:

		By	/s/ Mel G. Brekhus
Mel G. Brekhus